EX-28.g.1.a

Execution

AMENDMENT TO U.S. MUTUAL FUNDS
CUSTODIAN AGREEMENT
This Amendment, dated and effective as of June 1, 2023 (the "Amendment"), is entered into by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the "Custodian''), and THE DFA INVESTMENT TRUST COMPANY, a Delaware statutory trust (the• "Fund'').
WHEREAS, the Custodian and the Fund entered into a U.S. Mutual Funds Custodian Agreement dated October 3, 2012 and effective as of April 1, 2013 (as amended, modified and supplemented, the "Agreement"); and
WHEREAS, the parties hereto wish to amend the Agreement as set forth below.
NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:
1.	The Agreement is amended by deleting the first paragraph of Section 18 in its entirety and replacing such paragraph with the following:
"With respect to the Fund, this Agreement shall remain in full force and effect for an initial term ending June 1, 2028 (the "Initial Term''). After the expiration of the Initial Term, this Agreement shall continue in full force and effect until terminated by the Fund or the Custodian by an instrument in writing delivered to the other party, such termination to take effect not sooner than ninety (90) days after the date of such delivery or mailing. During the Initial Term and thereafter, the Fund or the Custodian may immediately terminate this Agreement: (i) in the event of the other party's material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within sixty (60) days' written notice of such breach, (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction or (iii) based upon the Fund's determination that there is a reasonable basis to conclude that the Custodian is insolvent or that the financial condition of the Custodian is deteriorating in any material respect.''
2.	The Fund hereby confirms, as of the date set forth above, its representations and warranties set forth in Section 20. 7 of the Agreement.
3.	Except as amended hereby, the Agreement shall remain in full force and effect.
4.
This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

THE DFA INVESTMENT TRUST COMPANY

By: ___/s/Ryan P. Buechner _______
Name: _Ryan P. Buechner_________
Title: ___Vice President___________

STATE STREET BANK AND TRUST COMPANY
By: ___/s/ Stefanie B. Mansfield_____
Name: Stefanie B. Mansfield
Title: Managing Director, Global Relationship Management